UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2009

MICROVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21221	91-1600822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6222 185th Avenue NE

Redmond, Washington 98052

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 936-6847

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Microvision, Inc. (the “Company”) entered into a Securities Purchase Agreement dated as of June 22, 2009 (the “Purchase Agreement”) with Max Display Enterprises Limited, a limited liability company formed under the laws of the British Virgin Islands (the “Investor”) and a subsidiary of Walsin Lihwa Corporation, a corporation organized under the laws of the Republic of China. Under the terms of the Purchase Agreement, Investor purchased 8,076,239 shares (the “Shares”) of the Company’s common stock at a price of $ 1.8573 per share. The Investor was also issued a warrant (the “Warrant”) to purchase a total of 2,019,060 shares of the Company’s common stock at an exercise price of $2.1850 per share, exercisable until June 22, 2012. The Company received an aggregate consideration of approximately $15 million in cash. The transaction was completed on June 22, 2009.

The Company also entered into a Registration Rights Agreement, pursuant to which the Company has agreed to file a registration statement (the “Registration Statement”) with respect to the Shares and the shares of the Company’s common stock issuable under the Warrant as soon as practicable and in no event later than July 22, 2009, and to use its best efforts to cause the Registration Statement to become effective as soon as practicable thereafter, and in no event later than October 20, 2009.

Item 3.02.	Unregistered Sales of Equity Securities.

The Company issued the Shares and the Warrant described in Item 1.01 of this Report on June 22, 2009 in a transaction not involving any public offering pursuant to Section 4(2) of the Securities Act of 1933, as amended. The terms of the issuance are described in Item 1.01 of this Report and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROVISION, INC.

By:	/s/ Thomas M. Walker
Thomas M. Walker
Vice President, General Counsel & Secretary

Date: June 24, 2009